Exhibit 10.1

November 16, 2020

NewAge, Inc.

2420 17th Street, Suite 220

Denver, Colorado 80202

Re:	Amended and Restated Agreement and Plan of Merger dated September 30, 2020

Ladies and Gentlemen:

This letter agreement (this “Agreement”) is made by the undersigned under the Amended and Restated Agreement and Plan of Merger dated September 30, 2020 (the “Merger Agreement”), by and among NewAge, Inc., a Washington corporation (“Parent”), Ariel Merger Sub, LLC, a Utah limited liability company, Ariel Merger Sub 2, LLC, a Utah limited liability company, Ariix, LLC, a Utah limited liability company (the “Company”), the “Sellers” identified therein, and Frederick W. Cooper solely in his capacity as Sellers Agent thereunder (“Sellers Agent”). This Agreement waives certain provisions in and amends the Merger Agreement. Capitalized terms used but not defined in this Agreement have the respective meanings set forth in the Merger Agreement.

1.	Closing Cash Consideration. The Company, the Sellers, and Sellers Agent hereby waive payment of the Merger Consideration under the Merger Agreement, including the payment of the Closing Cash Consideration and the Closing Stock Consideration at Closing. In lieu thereof,

	a.	Parent shall pay $10,000,000 to the Members by wire transfer of immediately available funds in the amounts and to the accounts set forth on the Payment Schedule within two Business Days of the later of (x) the date Sellers and the Company satisfy the conditions in Section 7.2(e) and (f) of the Merger Agreement, except that the interim financial statements under Section 7.2(f)(1) of the Merger Agreement will be for the nine months ended September 30, 2020 (the “Financial Statements Delivery Date”) and (y) the date Parent repays its credit facility with East West Bank.

	b.	On the date hereof, in addition to the Closing Stock Consideration issuable under Section 2.4(a) of the Merger Agreement, Parent shall issue and deliver to certain Members, 3,703,703 shares of Common Stock (the “Additional Closing Shares”), as determined in accordance with the Payment Schedule, free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter). “Closing Stock Consideration” means 16,000,000 shares of Common Stock.

	c.	On the date that is 30 days after Shareholder Approval, in addition to the Thirty-Day Stock Consideration issuable under Section 2.4(c) of the Merger Agreement and the Severance Stock issuable under Section 5.13 of the Merger Agreement, Parent shall issue and deliver to certain Members, 3,000,000 shares of Common Stock (the “Additional Thirty-Day Stock Consideration”), as determined in accordance with the Payment Schedule, free and clear of all Encumbrances (other than those arising under securities Laws and under the Lock-Up Letter). “Stock Consideration” means 58,103,703 shares of Common Stock, subject to adjustment, comprising the Closing Stock Consideration, the Additional Closing Shares, the Thirty-Day Stock Consideration, the additional Thirty-Day Stock Consideration, and First Anniversary Stock Consideration Payments.

	d.	On the six month anniversary of the Closing, Parent shall pay or cause to be paid the Six-Month Anniversary Cash Consideration as described in Section 2.4(b) and as adjusted under Section 2.5 of the Merger Agreement.

	e.	Registration Rights. Within 30 days after the Financial Statements Delivery Date and the filing by Parent of the Current Report on Form 8-K/A containing the financial statements, Parent shall prepare and file (at Parent’s expense) a Registration Statement on Form S-3 with the Securities and Exchange Commission covering the resale of the Additional Closing Shares. Each Seller holding Additional Closing Shares shall furnish to the Parent such information regarding itself, the securities held by it, and the intended method of disposition of such Additional Closing Shares as is reasonably required to effect the registration of the resale of such Seller’s Additional Closing Shares.

2.	Closing Deliveries and Closing Conditions. The Company and Sellers have not satisfied certain of their conditions to Closing in the Merger Agreement, including those in Section 6.1(d), (e), (f), (g), (h), and (l) and Section 7.2(e) and (f) (collectively, the “Conditions”).

3.	Waiver. For the limited purpose of Closing, Parent waives performance of the Conditions.

4.	Continued Obligation to Perform. Following the Closing, the Sellers shall use their best efforts (including the expenditure of fees and expenses and cooperating with the Company and Parent) to satisfy the Conditions as quickly as possible.

5.	Indemnification.

	a.	In addition to the indemnification obligations under the Merger Agreement, Sellers shall indemnify, defend, and hold harmless Parent and their Other Indemnified Persons from and against all Losses and shall pay to Parent and their Other Indemnified Persons the amount of such Losses to the extent arising or resulting from, related to, or in connection with, the failure to satisfy the Conditions as of Closing or failure to comply with Section 4 of this Agreement. For the avoidance of doubt, Sellers shall indemnify, defend, and hold harmless Parent and their Other Indemnified Persons from and against all Losses arising or resulting from, related to, or in connection with any breach, termination or dispute arising under any of the contracts identified on Exhibit 6.1(d) of the Merger Agreement due to a failure by Sellers or the Company to obtain consents for such contracts.

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	b.	This Section 5 is not subject to the limitations in Section 8.6 of the Merger Agreement.

	c.	Sellers are not obligated to indemnify, defend, or hold harmless Parent or their Other Indemnified Persons from and against any Losses arising or resulting from a default under the Company’s loan with Bank of America under the Paycheck Protection Program to the extent such Losses constitute current liabilities of the Company used in calculating Closing Working Capital.

6.	Amendment and Modification, Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.	Effectiveness of this Agreement. Notwithstanding the earlier execution and delivery of this Agreement the effectiveness of this Agreement is conditioned on the Closing of the transactions contemplated by the Merger Agreement. If the Closing shall occur, this Agreement shall become effective concurrently with the Closing on the Closing Date. If the Merger Agreement is terminated for any reason in accordance therewith this Agreement shall be null and void ab initio.

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Very truly yours,

/s/ Frederick Cooper
Frederick Cooper, as Sellers Agent

ARIIX, LLC

By:	/s/ Frederick Cooper
Name:	Frederick Cooper
Its:	Manager

By:	/s/ Jeffrey Yates
Name:	Jeffrey Yates
Its:	Manager

By:	/s/ Riley Timmer
Name:	Riley Timmer
Its:	Manager

Accepted and agreed:

NEWAGE, INC.

By:	/s/ Brent Willis
Name:	Brent Willis
Its:	Chief Executive Officer

Signature Page to Waiver Letter